Exhibit (a)(1)(D)

OFFER TO EXCHANGE

SERIES Z WARRANTS TO PURCHASE COMMON STOCK

FOR

OUTSTANDING SERIES W WARRANTS TO PURCHASE COMMON STOCK

OF

PAVMED INC.

AT AN EXCHANGE RATIO OF 0.5 SERIES Z WARRANTs FOR EACH SERIES W WARRANT

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON March 19, 2018, UNLESS THE OFFER PERIOD IS EXTENDED.

February 20, 2018

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Exchange Letter, dated February 20, 2018 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by PAVmed Inc., a Delaware corporation (the “Company”), to all holders of the Company’s issued and outstanding warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued pursuant to that certain warrant agreement dated April 28, 2016 (the “Series W Warrants”), to exchange each Series W Warrants tendered during the Offer Period (as hereinafter defined) for 0.5 Series Z warrants (the “Series Z Warrants”), as described in the Offer Letter. The “Offer Period” is the period of time commencing on February 20, 2018 and ending at 11:59 p.m., Eastern Time, on March 19, 2018, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO FRACTIONAL SHARES WILL BE ISSUED. SERIES W WARRANTS MAY ONLY BE EXCHANGED FOR A WHOLE NUMBER OF SERIES Z WARRANTS. IN LIEU OF ISSUING FRACTIONAL SERIES Z WARRANTS TO WHICH ANY HOLDER OF SERIES W WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SERIES Z WARRANTS.

SERIES W WARRANTS NOT EXCHANGED FOR SERIES Z WARRANTS WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 29, 2022 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Series W Warrants and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to Series W Warrants, to be used to accept the Offer in the event (a) your Series W Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.	Form of letter that may be sent to your clients for whose accounts you hold Series W Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Section 10 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 11:59 p.m, Eastern Time, on March 19, 2018, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary as described in the Offer Letter) in connection with the tenders of Series W Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Continental Stock Transfer & Trust Company, as Depositary, Attn: Corporate Actions/PAVmed Offer, One State Street, 30th Floor, New York, NY 10004 (telephone number: (917) 262-2378).

Very truly yours,

PAVmed Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.